Exhibit (99.12)

ISSN 1718-8369

Volume 1, number 8	January 25, 2007

AS AT NOVEMBER 30, 2006

November 2006 highlights

•	The budgetary balance for November 2006 indicates that revenue is running $497 million behind expenditure. For the same period last year, the shortfall was $97 million.

•	The difference compared to last year is attributable, in particular, to a change in the payments timetable for transfers to the health network that resulted in an increase in program spending of $253 million.

•	Budgetary revenue amounts to $4.3 billion, an increase of $102 million (2.4%) compared to last year.

•	Taking into account the fact that transfers to the health network have been moved forward, program spending is up by $454 million compared to last year.

•	Debt service amounts to $586 million, up $31 million (5.6%) compared to November 2005.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)

(Unaudited data)

	November		April to November		Update on Québec’s Economic and Financial Situation
	2005 [1]	2006	2005-2006 [1]	2006-2007	2006-2007	Growth [2] %
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 427	3 413	28 503	30 384	47 450	3.7
Federal transfers	814	930	6 479	7 286	10 913	9.5

Budgetary revenue	4 241	4 343	34 982	37 670	58 363	4.8
Program spending	-3 813	-4 267	-32 805	-34 587	-51 174	3.9
Debt service	- 555	- 586	- 4 562	- 4 573	- 7 205	4.8

Budgetary expendidure	-4 368	-4 853	-37 367	-39 160	-58 379	4.1
Net results of consolidated organizations	30	13	359	159	37	—

Consolidated budgetary balance for the purposes of the Balanced Budget Act	-97	-497	-2 026	-1 331	21	—
Net results of the Generations Fund [3]
	—	—	—	—	579	—

Consolidated budgetary balance	-97	-497	-2 026	-1 331	600	—

1	Monthly allocation of financial transactions based on best available data and estimates.
2	According to the Update on Québec’s Economic and Financial Situation tabled on October 24, 2006.
3	The Generations Fund began operations January 1, 2007.

Cumulative results as at November 30, 2006

Budgetary balance

•	For the period from April to November 2006, consistent with the historical trend, revenue is running $1.3 million behind expenditure.

•	This shortfall will be made up by the end of fiscal year 2006-2007.

•	Nonetheless, this is an improvement of $695 million compared to the results for the same period last year. This improvement is attributable chiefly to an exceptional gain in June 2006 from Hydro-Québec’s sale of its interest in Transelec Chile that will enable $500 million to be deposited in the Generations Fund.

Budgetary revenue

•	Since the beginning of the year, budgetary revenue amounts to $37.7 billion, an increase of $2.7 billion (7.7%) compared to last year.

•	Own-source revenue stands at $30.4 billion, an increase of $1.9 billion (6.6%). Apart from Hydro-Québec’s exceptional gain, this improvement results from increased revenue from personal income tax ($878 million) attributable, in particular, to the good performance of the labour market and the introduction of the Child Assistance measure.

•	Federal transfers amount to $7.3 billion for the first eight months of the current fiscal year, an increase of 12.5% over the same period in 2005.

Budgetary expenditure

•	As at November 30, 2006, budgetary expenditure totals $39.2 billion.

•	Program spending is up by $1.8 billion (5.4%) compared to the same period last year. The most significant changes are in the health ($1.1 billion) and education ($422 million) sectors.

•	Debt service amounts to $4.6 billion, comparable to last year’s amount.

Net financial requirements

•	Despite the $695-million improvement in the budgetary balance, net financial requirements are up $318 million. This is attributable, in particular, to the fact that Hydro-Québec does not pay its dividend to the government until the end of the fiscal year.

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CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)

(Unaudited data)

	November			April to November
	2005 [1]	2006	Changes	2005-2006 [1]	2006-2007	Changes
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 427	3 413	-14	28 503	30 384	1 881
Federal transfers	814	930	116	6 479	7 286	807

Budgetary revenue	4 241	4 343	102	34 982	37 670	2 688

Program spending	-3 813	-4 267	-454	-32 805	-34 587	-1 782
Debt service	-555	-586	-31	-4 562	-4 573	-11

Budgetary expendidure	-4 368	-4 853	-485	-37 367	-39 160	-1 793
Net results of consolidated organizations	30	13	-17	359	159	-200

Consolidated budgetary balance	-97	-497	-400	-2 026	-1 331	695

Consolidated non-budgetary surplus (requirements)	224	218	-6	-995	-2 008	-1 013

Consolidated net financial surplus (requirements)	127	-279	-406	-3 021	-3 339	-318

1	Monthly allocation of financial transactions based on best available data and estimates.

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CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)

(Unaudited data)

	November			April to November
Revenue by source	2005	2006	Changes %	2005-2006	2006-2007	Changes %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 204	1 266	5.1	10 108	10 986	8.7
Contributions to Health Services Fund	371	388	4.6	3 331	3 373	1.3
Corporate taxes	348	290	-16.7	2 642	2 547	-3.6
Consumption taxes	876	915	4.5	8 224	8 345	1.5
Other sources	192	202	5.2	1 570	1 564	-0.4

Total own-source revenue excluding government enterprises	2 991	3 061	2.3	25 875	26 815	3.6
Revenue from government enterprises	436	352	-19.3	2 628	3 569	35.8

Total own-source revenue	3 427	3 413	-0.4	28 503	30 384	6.6
Federal transfers
Equalization	400	466	16.5	3 199	3 672	14.8
Health transfers	254	302	18.9	2 061	2 401	16.5
Transfers for post-secondary education and other social programs	79	87	10.1	652	693	6.3
Other programs	81	75	-7.4	567	520	-8.3

Total federal transfers	814	930	14.3	6 479	7 286	12.5

Budgetary revenue	4 241	4 343	2.4	34 982	37 670	7.7

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)

(Unaudited data)

	November			April to November
Expenditures by mission	2005	2006	Changes %	2005-2006	2006-2007	Changes %

Health and Social Services	1 588	1 981	24.7	13 803	14 907	8.0
Education and Culture	981	1 046	6.6	8 826	9 248	4.8
Economy and Environment	463	469	1.3	3 869	3 985	3.0
Support for Individuals and Families	423	421	-0.5	3 413	3 427	0.4
Administration and Justice [1]	358	350	-2.2	2 894	3 020	4.4

Total program spending	3 813	4 267	11.9	32 805	34 587	5.4
Debt service	555	586	5.6	4 562	4 573	0.2

Budgetary expenditure	4 368	4 853	11.1	37 367	39 160	4.8

[1]	The amounts set aside for pay equity were reclassified to the respective missions.

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.

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